Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PROTO LABS, INC.

The undersigned, Victoria M. Holt, President and Chief Executive Officer of Proto Labs, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that:

(i)	The name of the Corporation is Proto Labs, Inc.

(ii)     The Corporation’s Third Amended and Restated Articles of Incorporation have been amended to cause a new Article X to be added to read as follows:

“ARTICLE X

Except with respect to the election of directors, the shareholders shall take action at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares present and entitled to vote or such larger proportion or number as is required by law or these Articles of Incorporation. Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article X, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the By-Laws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of capital stock of the Corporation with respect to the election of a director nominee that are voted “for” such nominee must exceed the votes that are voted “against” that director by the holders of outstanding shares of the Corporation’s capital stock entitled to cast a vote with respect to the election of such director nominee.”

(iii)     The amendment described herein has been approved and adopted pursuant to Chapter 302A of the Minnesota Statutes.

IN WITNESS WHEREOF, I have subscribed my name as of May 20, 2015.

/s/ Victoria M. Holt
Victoria M. Holt President and Chief Executive Officer